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                                                                    EXHIBIT 10.3
                                    FORM OF
                              FIRST AMENDMENT TO
                        SEVERANCE PROTECTION AGREEMENT
                                BY AND BETWEEN
                           SCIENTIFIC-ATLANTA, INC.
                                      AND
                              (NAME_OF_EXECUTIVE)

This First Amendment (this "Amendment") is entered into this ____ day of January, 1999, by and between Scientific-Atlanta, Inc. ("S-A") and (Name_of_Executive) ("Executive").

WHEREAS, S-A and Executive entered into that certain Severance Protection Agreement, dated (Date) (the "Agreement"); and

WHEREAS, S-A and Executive desire to amend the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties agree as follows:

1. Section 2.3 of the Agreement is hereby amended to read in its entirety as follows:

          2.3  Disability.  For purposes of this Agreement, "Disability" shall
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     mean (i) a physical or mental infirmity which has been determined to be a total and permanent disability under and in accordance with the provisions of the Company's Long Term Disability Plan (the "LTD Plan") or (ii) in the event the Company does not maintain the LTD Plan at the time of the determination of the Executive's Disability, a physical or mental infirmity which impairs the Executive's ability to substantially perform duties of the type performed by the Executive prior to the onset of the infirmity, which impairment continues for a period of at least one hundred eighty
     (180) consecutive days.

2. Section 3.2(b)(ii) of the Agreement is hereby amended to read in its entirety as follows:

               (ii) except if the Executive's employment with the Company shall be terminated by the Executive for Good Reason by reason of relocation as described in Section 2.4(a)(3) and such relocation is in connection with a relocation affecting more than one-half of the employees employed at the same metropolitan area as the Executive ("Good Reason for Company Relocation"), the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash (the "Severance Amount") equal to two (2) times the sum of (A) the highest rate of the Executive's annual base salary as in effect at any time within ninety (90) days preceding a Change in Control or at any time thereafter ("Base Salary"), (B) the "Bonus Amount" (as defined below) and (C) the "Perquisite Amount" (as defined below). If the Executive's employment with the Company shall be terminated by the Executive for Good Reason for Company Relocation, the Severance Amount shall equal one (1) times the sum of (A) Base Salary, (B) the Bonus Amount and (C) the Perquisite Amount. The term "Bonus Amount" shall
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     mean the highest of the total cash bonuses earned by the Executive pursuant to the Annual Plan in any of the three fiscal years of the Company immediately preceding the fiscal year in which the Termination Date occurs (or such lesser number of full fiscal years during which the Executive was employed by the Company); provided, that the Bonus Amount shall not be less
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     than an amount equal to the Executive's target bonus pursuant to the Annual
     Plan for the fiscal year in which the Termination Date occurs. The "Perquisite Amount" shall equal the highest amount paid to the Executive in the calendar year ending prior to the Change in Control or in any calendar year thereafter in respect of perquisites provided to the Executive, including, but not limited to, car allowance, financial counseling, annual physical examination and airline membership clubs and shall be in lieu of the Company providing such perquisites to the Executive.

3. Section 3.2(b)(iii) of the Agreement is hereby amended to read in its entirety as follows:

               (iii) for a number of months equal to 24 (12 if the Executive's employment with the Company shall be terminated by the Executive for Good Reason for Company Relocation) (the "Continuation Period"), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries (to the same extent provided to the dependents and beneficiaries prior to the Change in Control) the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive at any time within ninety (90) days preceding a Change in Control or at any time thereafter, or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3.2(b)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Subsection
     (iii) shall not be interpreted so as to duplicate any benefits to which the Executive or his dependents may be entitled (without having to pay additional charges) under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.

4. Section 3.2(b)(iv) of the Agreement is hereby amended to read in its entirety as follows:

               (iv) the Company shall pay in a single payment an amount in cash equal to the excess of (A) the actuarial equivalent of the aggregate retirement benefit the Executive would have been entitled to receive under the SERP, the Scientific-Atlanta, Inc. Retirement Plan and Trust (the "Retirement Plan") and the Scientific-Atlanta, Inc. Restoration Retirement Plan (the "Restoration Plan") had (w) the Executive remained employed by the Company for an additional two (2) complete years of credited service
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     (one (l) complete year of credited service if the Executive's employment with the Company shall be terminated by the Executive for Good Reason for Company Relocation) and his age had increased by the such two (2) years (one (1) year if the Executive's employment is terminated by the Executive for Good Reason for Company Relocation), (x) he retired at such increased age, (y) his annual compensation during such period been equal to his Base Salary and the Bonus Amount (but only to the extent that the bonuses which are included in the Bonus Amount are includible in compensation for purposes of the Retirement Plan, the SERP and the Restoration Plan), and
     (z) he been fully (100%) vested in his benefit under each such retirement plan, over (B) the actuarial equivalent of the aggregate retirement benefit the Executive is actually entitled to receive under such retirement plans. For purposes of this Subsection (iv), "actuarial equivalent" shall be determined as of the Executive's date of termination of employment, based on the 1983 Unloaded Group Annuity Mortality Table weighted 50% male and an interest rate of 8.0%.

5. Section 6 of the Agreement is hereby amended to read in its entirety as follows:

          6.   Gross-Up.
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               (a)  Whether or not the Executive becomes entitled to the
     Severance Amount, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to any excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

               (b) For purposes of determining whether any of the Total Payment will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(4)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments ( in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in section 280G(b)(3) of the Code) allocable to such
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     reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

               (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for the purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five
     (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

               (d) In the event that the Company is party to a transaction which is otherwise intended to qualify for "pooling of interests" accounting treatment, then (i) this Section 6 shall, to the extent practicable, be interpreted so as to permit such accounting treatment, and
     (ii) to the extent that this Section 6 disqualifies the transaction as a "pooling" transaction, this Section 6 shall be null and void as of the date hereof and the Board shall make all reasonable efforts to establish an alternative method of providing the Executive with the same benefit provided in this Section 6 (or a lesser benefit, if the same benefit is not feasible). All determinations under this Section 6(d) shall be made by the accounting firm whose opinion with respect to "pooling of interests" is required as a condition to the consummation of such transaction.

6. Capitalized terms used in the Amendment but not defined herein shall have the meanings
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     ascribed to them in the Agreement.

7. Except as set forth above, all other provisions of the Agreement, remain in full force and effect as if this Amendment had never been executed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first set forth above.

EXECUTIVE                               SCIENTIFIC-ATLANTA, INC.


By:_______________________              By:____________________________
    (Name_of_Executive)
                                        Title:_________________________